Exhibit 99.1

Transcend Services, Inc.

Press Release Dated July 25, 2006

(five pages follow)

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
404-364-8000

July 25, 2006

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 22% REVENUE GROWTH

AND EARNINGS PER SHARE OF $.03 FOR THE SECOND QUARTER

Atlanta, Georgia. TRANSCEND SERVICES, INC. (TRCR/Nasdaq Market) today announced its results for the quarter and six months ended June 30, 2006.

For the quarter ended June 30, 2006, Transcend reported revenue of $7,991,000, which represents a 22% increase over the second quarter of 2005. Gross profit as a percentage of revenue increased to 24% from 23%. Net income for the second quarter of 2006 was $225,000, or $0.03 per fully diluted share, compared to a net loss of $242,000, or $0.03 per share, for the second quarter of 2005.

Revenue increased $1,451,000 between the second quarters of 2006 and 2005. $1,043,000 of the increase was attributable to growth at the Company’s Medical Dictation, Inc. (“MDI”) subsidiary. MDI generated $3,338,000 of revenue, an increase of 45% compared to the second quarter of 2005. The Company’s non-MDI revenue of $4,653,000 increased $407,000 or 10% over the second quarter of 2005. In both cases, the growth resulted primarily from the addition of new customers.

Gross profit as a percentage of revenue was 24% in the second quarter of 2006, compared to 22% in the first quarter of 2006 and 23% in the second quarter of 2005. The improvement is attributable primarily to the rollout of the Company’s speech recognition-enabled BeyondTXT platform.

Jeff McKee, Vice President of Operations, stated: “We are very pleased with the progress we are making in the conversion from traditional typing to editing using speech recognition technology on our BeyondTXT platform. Roughly 60% of our total volume is processed through our national data center in Atlanta and is therefore eligible for speech recognition. Of that eligible volume, just 19% was edited in BeyondTXT in January. In June, we reached 44%, and we are now at just over 50%. The success of this rollout has been the key driver in our return to profitability. In the second half of the year, we plan to push the editing percentage even higher.”

Other operating expenses, which are comprised of selling, research and development, general and administrative and depreciation and amortization expenses, decreased by $168,000 or 10% in the second quarter of 2006 compared to the second quarter of 2005. As a percentage of revenue, other operating expenses decreased from 26% in the second quarter of 2005 to 19% in the second quarter of 2006. The decrease resulted primarily from the Company’s cost control initiatives implemented in the second half of 2005. The Company adopted Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, as of January 1, 2006. As a result, the Company began expensing the value of stock options over the term of service related to stock option grants. Compensation expense related to stock options totalled $52,000 in the second quarter.

For the six months ended June 30, 2006, Transcend reported revenue of $16,002,000, which represents a 35% increase over the comparable prior year period. The six month period in 2005 included five months of results from MDI. Gross profit as a percentage of revenue decreased to 23% from 25%. Net income for the first half of 2006 was $375,000, or $0.05 per share, compared to a net loss for the first half of 2005 of $230,000, or $0.03 per share.

Cash flow from operations was $42,000 for the second quarter, with positive earnings partially offset by an increase in accounts receivable. The Company had $1,571,000 of working capital and a current ratio of 1.6:1 as of June 30, 2006. Debt totaled $5,540,000 as of June 30, 2006, a decrease of $289,000 from December 31, 2005. The debt balance was comprised of $2,512,000 on a revolving line of credit, $2,271,000 in promissory notes related to the acquisition of MDI and $757,000 related to the establishment of a transcription training center in Abilene, Texas.

Larry Gerdes, President and Chief Executive Officer, added comments regarding the Company’s performance for the quarter: “I want to thank our management team and employees for a remarkable turnaround – to grow revenue 22% and improve gross margins while simultaneously decreasing operating expenses by 10% is not an easy task, and our people deserve all of the credit for making it happen. I am equally pleased with the excellent customer service we have delivered this year, as evidenced by our strong customer retention rate and our outstanding ranking in the KLAS May 2006 Study on Outsourced Medical Transcription.”

Lance Cornell, Chief Financial Officer, added: “While we have made significant progress, we certainly aren’t finished yet. There are some areas where we can improve on quality and turnaround time, and our customers deserve consistent excellence in these areas. Since the beginning of the year, we have sold new business with estimated annual revenue of $4.1 - $4.6 million. Most of these sales occurred in the last 30 days and will be implemented later in the year. Our gross margin improvement initiatives will include using offshore partners to process 5%-10% of our work by the end of the year. We were disappointed that we were unable to complete an acquisition during the first half of the year, but we continue to actively search for the right companies to join the Transcend team. We believe we have the technology and people in place to continue to successfully execute our plans for the remainder of the year.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on July 25, 2006 at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 2892373 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 2892373 from two hours after the completion time of the conference call until midnight on July 27th.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$7,991	$6,540	$16,002	$11,859
Direct costs	6,072	5,018	12,328	8,843

Gross profit	1,919	1,522	3,674	3,016

Operating expenses:
Marketing and sales	123	323	228	577
Research and development	95	97	184	220
General and administrative	1,099	973	2,170	1,789
Depreciation and amortization	213	305	412	550

Total operating expenses	1,530	1,698	2,994	3,136

Operating income	389	(176)	680	(120)

Interest and other expense, net	(154)	(65)	(288)	(108)

Net income before income tax provision	235	(241)	392	(228)

Provision for income taxes	(10)	(1)	(17)	(2)

Net income	$225	$(242)	$375	$(230)

Basic earnings per share	$0.03	$(0.03)	$0.05	$(0.03)

Weighted average shares outstanding - basic EPS	7,908	7,512	7,907	7,457

Diluted earnings per share	$0.03	$(0.03)	$0.05	$(0.03)

Weighted average shares outstanding - diluted EPS	7,971	7,512	7,955	7,457

	June 30, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$267	$762
Accounts receivable, net	3,699	3,174
Other current assets	207	142
Property and equipment, net	1,522	1,666
Goodwill and other intangible assets, net	4,103	4,168
Other assets	379	348

	$10,177	$10,260

LIABILITIES & STOCKHOLDERS’ EQUITY

Short-term debt	$1,105	$767
Accounts payable and accrued expenses	1,495	1,779
Long-term debt	4,435	5,062
Other long-term liabilities	29	36
Stockholders’ equity	3,113	2,616

	$10,177	$10,260